EXHIBIT 23









            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Denny's Corporation:

We consent to the incorporation by reference in the Registration Statements
(No. 333-58167 and 333-58169) on Form S-8 of Denny's Corporation of our reports dated June 27, 2005, with respect to the statements of net assets available for benefits of the Denny's Salaried 401(k) Plan and the Denny's Hourly / HCE 401(k) Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended, which reports appear in the December 31, 2004 annual report on Form 11-K of Denny's Corporation.


/s/ KPMG LLP


Greenville, South Carolina
June 27, 2005